------------- NOTICE OF ENTRY -------------

Sir: - Please take notice that the within
is a (certified) true copy of a
duly entered in the office of the clerk
of the within named court on            19__

Dated,

                Yours, etc.,
GOODKIND LABATON RUDOFF & SUCHAROW LLP

Attorneys for

  Office and Post Office Address, Telephone

             100 PARK AVENUE
BOROUGH OF MANHATTAN   NEW YORK, N.Y. 10017-5563

To

Attorney(s) for

------------- NOTICE OF SETTLEMENT -------------

Sir: - Please take notice that an order
of which the within is a true copy will be presented for settlement to the Hon.

one of the judges of the within named Court, as

on                                       19
at                  M.
Dated,
                 Yours, etc.,

GOODKIND LABATON RUDOFF & SUCHAROW LLP

Attorneys for
      Office and Post Office Address, Telephone

              100 PARK AVENUE
BOROUGH OF MANHATTAN   NEW YORK, N.Y. 10017-5563

To

Attorney(s) for

Index No.                          Year 19

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF OTSEGO
==============================================
KENNETH BERGMANN, JR., on behalf of himself and all others similarly situated,
                  Plaintiff,
         - against -
WALTER G. RICH, NORFOLK SOUTHERN CORP.,
ET AL.,

                  Defendants.


==============================================
SUMMONS & COMPLAINT
==============================================

GOODKIND LABATON RUDOFF & SUCHAROW LLP
Attorneys for    Plaintiff
Office and Post Office Address, Telephone

              100 PARK AVENUE
BOROUGH OF MANHATTAN   NEW YORK, N.Y. 10017-5563
              (212) 907-0700
==============================================

To

Attorneys(s) for
==============================================
Service of a copy of the within
                              is hereby admitted.

Dated

----------------------------------------------

Attorney(s) for

==============================================

                                                       (ENDORSED) FILED
                                                          AUG 21, 1997
SUPREME COURT OF THE STATE OF NEW YORK            ----------------------------
COUNTY OF OTSEGO                                  OTSEGO COUNTY CLERK'S OFFICE
---------------------------------------
KENNETH BERGMANN, JR. on behalf of
himself and all others similarly                  Index No. 2110
situated,
                    Plaintiff,                    FILING DATE:

          - against -                             Plaintiff designates
                                                  OTSEGO COUNTY
WALTER G. RICH, C. DAVID SOULE,                   as the place of trial
NILES F. CURTIS, MALCOLM C. HUGHES,
GORDON R. FULLER, RICHARD A. WHITE                The basis of the venue
DAVID B. COMMON, DR. GERALD A.                    is the principal place of
GRAFF, ROBERT L. MARCALUS, EVERETT                business of defendants
A. GILMOUR, CHARLES S. BRENNAR,                   and cause of action
HARVEY POLLY, NORFOLK SOUTHERN                    arose.
CORP., CSX TRANSPORTATION, INC.,
ALBERT B. AFTOORA, and DELAWARE
OTSEGO CORPORATION,
                 Defendants.                              SUMMONS
-----------------------------------


TO THE ABOVE NAMED DEFENDANTS:

     YOU ARE HEREBY SUMMONED to answer the complaint in this action and to serve a copy of your answer on the Plaintiffs' Attorneys within 20 days after the service of this summons, exclusive of the date of service (or within 30 days after the service is complete if this summons is not personally delivered to you within the State of New York); and in case of your failure to appear or answer, judgment will be taken against you by default for the relief demanded in the complaint.

Dated: New York, New York
       August 21, 1997


                                    GOODKIND LABATON RUDOFF
                                       & SUCHAROW LLP
                                    Attorneys for Plaintiffs
                                    100 Park Avenue, 12th Floor
                                    New York, New York 10017
                                    Telephone: (212) 907-0700

DEFENDANTS' ADDRESSES:

DELAWARE OTSEGO CORPORATION
1 Railroad Avenue
Cooperstown, NY 13326

WALTER G. RICH
c/o DELAWARE OTSEGO CORPORATION
1 Railroad Avenue
Cooperstown, NY 13326

C. DAVID SOULE
c/o DELAWARE OTSEGO CORPORATION
1 Railroad Avenue
Cooperstown, NY 13326

NILES F. CURTIS
c/o DELAWARE OTSEGO CORPORATION
1 Railroad Avenue
Cooperstown, NY 13326

MALCOLM C. HUGHES
c/o DELAWARE OTSEGO CORPORATION
1 Railroad Avenue
Cooperstown, NY 13326

GORDON R. FULLER
c/o DELAWARE OTSEGO CORPORATION
1 Railroad Avenue
Cooperstown, NY 13326

RICHARD A. WHITE
c/o DELAWARE OTSEGO CORPORATION
1 Railroad Avenue
Cooperstown, NY 13326

DAVID B. COMMON
c/o DELAWARE OTSEGO CORPORATION
1 Railroad Avenue
Cooperstown, NY 13326

DR. GERALD A. GRAFF
c/o DELAWARE OTSEGO CORPORATION
1 Railroad Avenue
Cooperstown, NY 13326

ROBERT L. MARCALUS
c/o DELAWARE OTSEGO CORPORATION
1 Railroad Avenue
Cooperstown, NY 13326

EVERETT A. GILMOUR
c/o DELAWARE OTSEGO CORPORATION
1 Railroad Avenue
Cooperstown, NY 13326

CHARLES S. BRENNAR
c/o DELAWARE OTSEGO CORPORATION
1 Railroad Avenue
Cooperstown, NY 13326

HARVEY POLLY
c/o DELAWARE OTSEGO CORPORATION
1 Railroad Avenue
Cooperstown, NY 13326

ALBERT B. AFTOORA
c/o CSX Corp.
901 East Cary Street
Richmond, Va 23219

CSX TRANSPORTATION, INC.
901 East Carey Street
Richmond, Va 23219

NORFOLK SOUTHERN CORP.
Three Comercial Place
Norfolk, Va 23510

                       SUPREME COURT FOR THE STATE OF NEW YORK
                                  COUNTY OF OTSEGO


------------------------------------
KENNETH BERGMANN, JR., on behalf of
himself and all others similarly             Index No. 97-
situated,

                     Plaintiff,              CLASS ACTION
                                             COMPLAINT
        - against -

WALTER G. RICH, C. DAVID SOULE,
NILES F. CURTIS, MALCOLM C. HUGHES,
GORDON R. FULLER, RICHARD A. WHITE,
DAVID B. COMMON, DR. GERALD A.
GRAFF, ROBERT L. MARCALUS, EVERETT
A. GILMOUR, CHARLES S. BRENNAR,
HARVEY POLLY, NORFOLK SOUTHERN
CORP., CSX TRANSPORTATION, INC.,
ALBERT B. AFTOORA, and DELAWARE
OTSEGO CORPORATION.

                   Defendants.


------------------------------------

     Plaintiff, by and through his attorneys, alleges the following upon, information and belief, except as to paragraph 2 which is alleged upon personal knowledge:

                                     The Parties

     1. Plaintiff brings this action as a class action on behalf of himself and all other stockholders of the Delaware Otsego Corporation (the "Company") who are similarly situated, to enjoin defendants' efforts to take the Company private at an unfair price and through an unfair process, in order to benefit certain of the defendants at the expense of the Company and its shareholders, without having first taken steps to maximize shareholder value.

        2. Plaintiff Kenneth Bergmann, Jr. is and has at all relevant times owned shares of the Company's common stock.

        3. Defendant Delaware Otsego Corporation is a thirty year old rail company, which is the parent of the New York Susquehanna & Western Railway. It maintains its principle place of business in Cooperstown, New York. Through its subsidiaries, the Company operates a regional railroad freight system consisting of 500 miles of railroad in New York, New Jersey and Pennsylvania. Since the purchase of Conrail by CSX (defined below) and Norfolk (defined below), the rails owned by the Company have become pivotal to prevent competition in the New York area by certain Canadian rail lines.

        4. Defendant Walter G. Rich ("Rich") is and has been at all relevant times the President and Chief Executive Officer of the Company. As of May, 1997, Rich owned approximately 274,431 shares, or 15.0% of the Company's shares.

        5. Defendant CSX Transportation, Inc. ("CSX") is an international transportation company with interests in rail, ocean container shipping, barging, trucking, warehousing and distribution. CSX maintains a place of business in Richmond, Virginia but does business in New York CSX owns 110,250 shares or 6.0% of the Company. Together with Rich, CSX controls approximately 21% of the Company's voting power, and constitutes the Company's largest voting block.

        6. Defendant Albert B. Aftoora ("Aftoora") is a director of the Company and a vice-president of corridor development of CSX.

        7. Niles F. Curtis, Malcolm C. Hughes, Gordon R. Fuller, Richard A. White, Dr. Gerald A. Graff, Robert L. Marcalus, Everett A. Gilmour ("Gilmour"), Charles S. Brennar and Harvey Polly are directors of the Company (with Rich and Aftoora, the "director defendants").

        8. Defendant Norfolk Southern Corporation ("Norfolk") is an operator of railways in Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. Norfolk's systems carry raw materials, intermediate products and finished materials within the southeast and the rest of United States and Canada. It maintains a place of business in Norfolk, Virginia and does business in New York.

        9. By virtue of their positions of control and voting power, CSX and the director defendants (including Rich) are in a fiduciary relationship with plaintiff and other public stockholders of the Company, and owe plaintiff and other members of the Class (defined below) the highest obligations of good faith, candor, loyalty and fair dealing. Norfolk owes plaintiffs and the Class the obligations not to aid and abet violations of the fiduciary duties of Rich, CSX and Aftoora.

                               JURISDICTION AND VENUE

        10. This court has jurisdiction over this action and the defendants. Defendants, either personally or through their agents, inter alia, (a) transact business in the State of New York; (b) committed a tortious act within the State of New York; and/or (c) committed a tortious act without the State of New York causing injury to Class members (as defined infra) within the State of New York.

        11. Pursuant to CPLR 503, venue is proper in this judicial district since the cause of action arose here, and it is the principle place of business of the Company.

                              CLASS ACTION ALLEGATIONS

        12. Plaintiff brings this action behalf of himself and as a class action, pursuant to CPLR section 901, on behalf of the Company's public shareholders, and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants.

        13. This action is properly maintainable as a class action.

        14. The Class is so numerous that joinder of all members is impracticable. There are approximately 1.8 million shares of the Company's stock outstanding. The Company's shares are actively traded on the NASDAQ. Members of the Class are scattered throughout the United States.

        15. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member.

        16. A class action is superior to other methods for the fair and efficient adjudication of the claims herein asserted and no unusual difficulties are likely to be encountered in the management of this class action. The likelihood of individual class members prosecuting separate claims is remote.

        17. Plaintiff is committed to the prosecution of this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

        18. Plaintiff does not anticipate any difficulty in the management of this litigation as a class action.

                           BACKGROUND AND CLAIM FOR RELIEF

     19. The Company's assets are significant to other railroads attempting to prevent Canadian lines from obtaining a foothold in the northeastern portion of the United States, and are thus extremely valuable.

     20. In particular, since their purchase of Conrail, CSX and Norfolk's purchase of the Company will help them overcome regulatory problems necessary for approval of their Conrail purchase (the "Conrail Purchase"), and will preclude the Company from voicing any complaints with the appropriate regulatory authorities as to the Conrail Purchase.

     21. The Company thus occupies a critical and valuable position.

     22. On or about July, 1997, Rich filed a Form 13-D stating that the Company was in discussions with CSX and Norfolk to purchase the Company.

     23. At the time of this announcement, the Company's stock was trading at as high as $24-1/4 per share.

     24. On August 11, 1997, Gilmour, the Chairman of the board of directors of the Company, announced that the Company had received an offer from a group composed of Rich, CSX and Norfolk to take the Company private by purchasing the remaining outstanding shares at $19.00 per share - less than the trading price of the Company's stock (the "First Offer").

     25. Pursuant to the First Offer, CSX and Norfolk would buy 10% of the Company or 20%, and Rich would buy the remaining 80%. The total value of the initial offer was $34 million. CSX and Norfolk were to finance a portion of Rich's purchase, while Rich was only to invest $3 million.

     26. On or about August 18, 1997, the Company announced that it had entered into a final Agreement and Plan of Merger (the "Merger Agreement"), which had been recommended for approval by a special committee of the board, and approved by the full board (the "Second Offer").

     27. The Second Offer provides that Norfolk, CSX, and Rich will make a tender offer for the outstanding shares of the Company at $22.00 per share and then merge out the remaining public shareholders in a short form merger. The total value of the transaction (the "Merger") is approximately $55 million.

     28. On August 18, 1997, the Company filed a Form 8-K with the United States Securities and Exchange Commission ("SEC"), appending the Merger Agreement.

     29. The Merger Agreement was entered into without the defendants taking any steps to maximize shareholder value, as they are obligated to do pursuant to their fiduciary duties. The Merger does not provide shareholders with a fair price.

     30. Moreover, the Merger is conditioned on the following self-serving terms, among others:

                (i) Rich maintaining his lucrative position with the newly formed entity;

               (ii) Rich being able to nominate a significant portion of the board of the newly formed entity;

              (iii) Rich's investment being subsidized by CSX and Norfolk (so that Rich is personally only investing less than $3 million);

               (iv) the Company's agreement that it will neither solicit nor enter into discussions or negotiations with any other entity;

                (v) CSX and Norfolk paying a significant portion of Rich's counsel's fee;

               (vi) the establishment of a Management Incentive Bonus Program, to provide cash bonuses to operating management; and

              (vii) commissions to be paid to Rich and other on-going managers on certain asset dispositions of 7% of the gross consideration.


        31. The purpose of the Merger is to enable the group to acquire one hundred (100%) percent equity ownership of the Company and its valuable assets for its own benefit at the expense of the Company's public stockholders, who will be deprived of their equity investment and the benefits thereof including, among other things, the expected growth in the Company's profitability.

     32. The Merger is the product of unfair dealing, and the price of $22.00 cash per share to be paid to Class is inadequate and unfair because, among other things:

          (a) the announcement of the Merger was made when the Company was poised for significant future growth and earnings; and

          (b) the group timed the announcement of the Merger to place an artificial lid or cap on the market price for the Company's stock to enable itself to acquire the stock at the lowest possible price. The price of $22.00 per share represents a discount from the market price on the day prior to the announcement of the Merger ($23.00). It is also below the price that the stock reached approximately two weeks ago ($24). Further, the price of $22.00 per share is only marginally higher than the book value per share of the Company ($18.78). The price is also substantially below its fair value based on a comparison of comparable railroads' trading multiples and acquisition multiples.

     33. By reason of defendants' positions with the Company, along with their ownership of the Company, defendants are in possession of non-public information concerning the financial condition and prospects of the Company, and especially the true value and expected future value of the Company and its assets, which have not been disclosed to its public stockholders.

        34. The group, led by Rich, is intent on paying the lowest buyout price to Class members, whereas it and the other defendants are duty-bound to maximize shareholder value. The defendants have failed to insure that shareholder value would be maximized and are acting to better the interests of the group at the expense of the Company's public shareholders.

        35. The proposed Merger is wrongful, unfair and harmful to the Company's public stockholders, and represents an effort by the group to aggrandize their own financial positions and interest at the expense of and to the detriment of the Class. The Merger is an attempt to deny plaintiff and the other members of the Class their right to share proportionately in the true value of the Company's valuable assets, future growth in profits, and earnings, while usurping the same for the benefit of the group on unfair and inadequate terms.

        36. Rich has breached his fiduciary duties of loyalty and due care by proposing and/or agreeing to the Merger for his own personal benefit and at the expense, and to the detriment of, the Company's public shareholders. CSX and Norfolk Southern have aided and abetted Rich, and conspired with Rich, to obtain 100% ownership of the Company's public stock for the benefit of the group. CSX and Norfolk have, and will benefit from, the Merger since it will deprive any other rail carrier from buying control of the Company, thereby obtaining direct access to the New York City area.

        37. As a result of defendants' unlawful actions, plaintiff and the other members of the Class will not receive their fair portion of the value of the Company's assets and business and will be prevented from obtaining the real value of their equity ownership of the Company. Unless the proposed Merger is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to the plaintiff and the members of the Class, and the investor group, let by Rich, will succeed in its plan described above, all to the irreparable harm of the members of the Class.

        38.     Defendants' fiduciary obligations require them to:

                (a) undertake an appropriate evaluation of any bona fide offers, and take appropriate steps to solicit all potential bids for the Company or its assets, consider strategic alternatives and otherwise maximize shareholder value;

                (b) act independently, including appointing a disinterested committee and requiring a vote of a majority of the minority stockholders so that the interests of the Company's public stockholders are protected; and

                (c) adequately ensure that no conflicts of interest exist between defendants' own interests and their fiduciary obligations to the public stockholders of the Company.

        39. By virtue of the acts and conduct alleged herein, defendants (aided and abetted by Norfolk) are not complying with their fiduciary duties and are carrying out a preconceived plan and scheme to entrench themselves in office and to protect and advance their own financial interests at the expense of the Company and its public shareholders.

        40. As a result of the foregoing, the defendants have breached and/or aided and abetted breaches of fiduciary duties owed to the Company and its shareholders.

        41. Unless enjoined by this Court, defendants will breach their fiduciary duties owed to plaintiff and the other members of the Class and may benefit themselves in their corporate offices, all to the irreparable harm of the Class, as aforesaid.

        42. Plaintiff and the other members of the Class have no adequate remedy at law.

        WHEREFORE, plaintiff demands judgment as follows:

                (a) declaring this to be a proper class action;

                (b) enjoining defendants from proceeding with the Merger;

                (c) ordering the defendants to carry out their fiduciary duties to plaintiff and the other members of the Class;

                (d) ordering defendants, jointly and severally, to account to plaintiff and the other members of the Class for all damages suffered and to be suffered by them as a result of the acts and transactions alleged herein;

                (e) declaring that the defendants and each of them have violated their fiduciary duties to the Class and/or aided and abetted such breach;

                (f) awarding plaintiff the costs and disbursements of the action, including a reasonable allowance for plaintiff's attorney's fees and experts' fees; and

                (g) granting such other and further relief as this Court may deem to be just and proper.


Dated: August 20, 1997


                                        Lynda J. Grant, Esq.
                                        GOODKIND LABATON RUDOFF
                                           & SUCHAROW LLP
                                        100 Park Avenue
                                        New York, NY 10017
                                        (212) 907-0700

                                        Attorneys for Plaintiff